November 30, 2019

John J. Russell, Jr.
3275 Lenox Road, #303
Atlanta, Georgia 30324

RE: Red Lion Hotels Corporation Employment Offer Letter

Dear John:

On behalf of Red Lion Hotels Corporation (the “Company”), we are delighted to offer you the position of Interim Chief Executive Officer, contingent on a satisfactory background check and the approval of the Company’s full Board of Directors. In your new position, you will report to the Board of Directors of the Company.

As an executive officer of the Company, the details of your hire, your compensation and any of your acquisitions and dispositions of stock of the Company may in the future be subject to Securities Exchange Commission reporting rules.

The following outlines the employment package for your position.

TERM OF EMPLOYMENT: Your term of employment shall be month to month starting December ___, 2019. Your employment is “at-will” and either party shall be entitled to terminate your employment immediately upon written notice to the other party. If we terminate your employment without “Cause” prior to the 90 days following your start date, we will pay you your base salary for the balance of the 90 days. We shall have no payment obligation to you if we terminate your for Cause. As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

POSITION: Interim Chief Executive Officer. You will be responsible for overseeing the operation of the Company, undertaking such duties and responsibilities assigned to you from time to time by the Company’s Board of Directors. You will also be required to attend and participate in (i) necessary senior executive meetings, committees and councils and (ii) meetings of the Board of Directors of the Company.

COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $15,384.62, which is equivalent to $400,000 per year, subject to normal withholdings and payroll taxes. You will not be entitled to any additional compensation in the event you are appointed to serve as an officer or director of any of the Company’s direct or indirect subsidiaries or affiliates.

BONUS: In addition to your base salary, you are eligible to earn a bonus of up to $35,000.00 for each 90 days of your employment if you are actively employed throughout each such 90 day bonus period, and if you meet the bonus criteria as outlined by the Compensation Committee of the Company’s Board of Directors from time to time in its sole discretion.

RELOCATION: You shall be required to relocate to Denver, Colorado for the term of your interim employment with the Company. During the term of your interim employment with the Company, the Company shall provide to you its furnished one-bedroom apartment. The Company will also reimburse you for shipping costs to Denver, Colorado for one vehicle and reasonable household items, plus up to $5,000 of other reasonable relocation expenses. In addition, the Company will reimburse you for two round trip tickets for domestic flights for each of you and your spouse during the term of your interim employment with the Company. For any relocation reimbursements described above that are deemed wages to you under the Internal Revenue Code, the Company shall gross up its reimbursement to you to account for federal income tax.

BENEFITS: You will be eligible to participate in the following employee benefit programs, as they may be modified, terminated or replaced from time to time:

•	Medical and Dental insurance eligible the first of the month following your Start Date
•	Employee Assistance Program (EAP)
•	Long Term Disability insurance coverage starting the first of the month following your Start Date
•	Flexible Spending Account - Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your Start Date for the following 1st of the month effective date
•	AFLAC - Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following Start Date and also during open enrollment periods
•	Vacation, Holiday, Sick Pay and Disability Programs
•	Participation in the Company 401(k) Retirement Savings Plan with a discretionary match made after the end of each calendar year.
•	Direct Deposit
•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your Start Date
•	Discounted hotel accommodations for you and your family at Company hotels

LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will continue to act at all times in the best interest of the Company. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of the Company either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by the Company or by third parties for the benefit of the Company.

NONCOMPETITION AND NONSOLICITATION: (a) You agree that for six (6) months following the termination of your employment with the Company, you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel franchising, hotel marketing services, hotel reservation services, or related hotel services, including hotel technology and platform system services or sales, that competes directly or indirectly with the Company.

(b)  You also agree that during your employment at the Company and for six (6) months following your employment, you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.

COMPLAINT RESOLUTION: By accepting this offer with the Company, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate the Company supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

NATURE OF EMPLOYMENT: As you know, the Company is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate your employment at any time, with or without cause.

ENTIRE AGREEMENT: This letter contains all of the terms of your employment with the Company, and supersedes any prior understandings or agreements, whether oral or in writing.

The Company reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

We are pleased and proud to be adding your talents to a leadership team that is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for the ongoing success of the Company.

Sincerely,

/s/ Robert Wolfe________________
Robert Wolfe
Chairman of the Board of Directors
Red Lion Hotels Corporation

Accepted as of the date first set forth above:

/s/ John J. Russell Jr._____________
John J. Russell Jr.